Exhibit 10.3

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

B E T W E E N:

DRASKO PUSELJIC
of the City of Toronto
in the Province of Ontario

(hereinafter referred to as the “Executive”)

- and -

ENHANCE SKIN PRODUCTS INC.
a corporation incorporated pursuant to the
laws of the State of Nevada

(hereinafter referred to as the “Corporation”)

WHEREAS the Corporation and Executive are parties to an Employment Agreement made effective March 5, 2013 and Amendment No 1 to Employment Agreement dated March 3, 2014 (collectively the “Employment Agreement”);

AND WHEREAS Corporation and Vis Vires Group Inc. are parties to a Convertible Promissory Note dated June 19, 2015 (“The Vis Vires Promissory Note”) and a Securities Purchase Agreement dated June 19, 2015 (“The Vis Vires Securities Purchase Agreement”);

AND WHEREAS the parties hereto wish to amend the terms of the Employment Agreement with effect from August 1, 2015 (“Effective date”);

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.
Section 1.04 of the Employment Agreement is amended by deleting it and replacing it with the following:

1.04 The Executive will be available to provide at least fourteen (14) hours of Services per week to the Corporation and where reasonably possible, additional hours of Services where so required and requested by the Corporation.

2.	Section 2.01 of the Employment Agreement, is amended by deleting it and replacing it with the following:

2.01	Remuneration:

(a)	For purposes of this Agreement:

(1)
Transaction Monies means all monies received, and the total amount of any other readily realizable cash equivalents or other assets received, by the Corporation or any of its affiliates from third parties, in respect of any debt financing, equity financing, sale of assets or royalty interest, licensing fees or any other similar funding method including in consequence of any merger or sale of all or part of the Corporation’s business.

(2)	Threshhold Funding means the receipt of Transactions Monies in aggregate of at least million United States dollars (US$1,000,000).

(b) Subject to the provisions and conditions set out in this Section 2.01, the Corporation shall pay the Executive a monthly retainer of seven thousand United States dollars (US$7,000) for up to fourteen hours of Services per week, plus one hundred United States dollars ($100) per hour of Services provided in excess of fourteen (14) hours per week.  Executive will provide an itemized statement of Services provided and time expended for any month Executive claims fees in excess of fourteen (14) hours per week.

(c) Prior to receipt of Threshhold Funding, payments required to be made under this Section 2.01 shall be made as follows:

(1)
For the period August 1, 2015 to October 31, 2015 the Corporation shall pay the Executive the sum of twenty one thousand United States dollars (US$21,000) to be satisfied seventy percent (70%) in common shares of Corporation at the lower of $0.00406 or the Conversion Price (as defined by The Vis Vires Promissory Note) at which The Vis Vires Promissory Note converts and thirty percent (30%) in cash, all such payments to be made within 30 days of the receipt of Threshhold Funding.

(2)
For the period November 1, 2015 to January 31, 2016 the Corporation shall pay the Executive for the value Services provided in that period to be satisfied seventy percent (70%) in common shares of Corporation at the lower of $0.00406 or the Conversion Price (as defined by The Vis Vires Promissory Note) at which The Vis Vires Promissory Note converts and thirty percent (30%) in cash, all such payments to be made within 30 days of the receipt of Threshhold Funding.

(3)
For the period from February 1, 2016 the Corporation shall pay the Executive for the value of Services provided in that period to be satisfied 70% in common shares of Corporation at the weighted average price of the new shares issued to non-related third parties after the Effective date (excluding shares issued under The Vis Vires Promissory Note) and 30% in cash, all such payments to be made within 30 days of the receipt of Threshhold Funding.

The Corporation’s obligation to make payments under this Section 2.01(c) is contingent upon the Corporation receiving Threshhold Funding by November 20, 2016.

(d) Notwithstanding any other provision of this Section 2.01, once the Corporation has received Threshhold Funding all amounts due to the Executive for Services provided from that date forward shall be payable in cash and shall be paid within five (5) business days of receipt of invoice from Executive.

3.
Section 4.02 of the Consulting Agreement is amended by deleting it and replacing it with the following:

4.02       Termination by Corporation:  Upon any termination of this Agreement, other than termination by the Executive under Article 4.01, including as a result of any proposed or actual bankruptcy or insolvency of the Corporation, the Corporation shall pay the Executive all accrued compensation (including retainer) as set out in Article 2 plus a contract termination fee (“Termination Fee”) equal to the Executive’s then average annualised remuneration (including retainer) based on the amounts invoiced in prior six months, whether the payment condition is satisfied or not, provided the Termination Fee shall be at least equal to eighty-five thousand ($85,000) . The Executive may elect to receive the Termination Fee in (i) one lump sum amount in which event such amount shall be payable within ten (10) business days of termination of this Agreement; or (ii) twelve (12) equal monthly instalments commencing on the first of the month following the termination of the Agreement.  Upon termination, all of the Executive’s entitlement to purchase common shares under existing stock options will immediately vest.

4.
Except as set out in this Amendment Agreement, the Consulting Agreement is unaffected and shall continue in full force and effect in accordance with its terms.  If there is any conflict between any provision of this Amendment Agreement and the Consulting Agreement, the terms of this Amendment Agreement shall prevail.

5.
This Agreement and all of the rights and obligations arising herefrom shall be interpreted and applied in accordance with the laws of the Province of Ontario and the courts of the Province of Ontario shall have exclusive jurisdiction to determine all disputes relating to the Agreement and all of the rights and obligations created hereby.  The Executive and the Corporation hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

IN WITNESS WHEREOF the parties here have caused this Agreement to be executed.

SIGNED, SEALED AND DELIVERED	) ) ) ) ) )

Drasko Puseljic

ENHANCE SKIN PRODUCTS INC.

Per: Donald Nicholson, President & CEO